Exhibit 5.1

[Letterhead of Maples and Calder]

Our ref            SSY/604835-000001/9370329v2

The9 Limited

Building No. 3, 690 Bibo Road

Zhang Jiang Hi-Tech Park

Pudong New Area, Pudong

Shanghai 201203

People’s Republic of China

11 April 2016

Dear Sirs

The9 Limited

We have acted as Cayman Islands legal advisers to The9 Limited (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended to date, relating to the offering (the “Selling Shareholder Offering”) by Splendid Days Limited, the selling shareholder of the Company, of up to 16,474,355 American Depositary Shares (the “ADSs”) representing up to 16,474,355 ordinary shares in the Company of par value US$0.01 each (the “Selling Shareholder Offer Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation dated 22 December 1999 and the certificate of incorporation on change of name dated 10 February 2004.

1.2	The Amended and Restated Memorandum of Association of the Company as adopted by special resolution passed on 9 December 2004 and effective on 14 December 2004 and the Amended and Restated Articles of Association of the Company as adopted by special resolution passed on 16 December 2008 (the “Memorandum and Articles”).

1.3	The written resolutions of the directors of the Company dated 23 November 2015 and 7 March 2016 (together, the “Directors’ Resolutions”).

1.4	A certificate from a Director of the Company addressed to this firm dated 11 April 2016, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 14 March 2016, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.4	At the time of the issue of the Selling Shareholder Offer Shares underlying the ADSs resulting from conversion of the senior secured convertible notes in the aggregate principal amount of US$40,050,000 and from exercise of the warrants in the aggregate principal amount of US$9,950,000 pursuant to the Directors’ Resolutions:

(a)	the laws of the Cayman Islands (including the Companies Law (2013 Revision), as amended) will not have changed in such way as to materially impact the issue of the Selling Shareholder Offer Shares;

(b)	the Company will have sufficient authorised but unallotted and unissued ordinary shares of par value US$0.01 each (the “Shares”) to issue the Selling Shareholder Offer Shares;

(c)	the provisions of the Memorandum and Articles relating to the issue of Shares will not have been altered, amended or restated; and

(d)	the Company will not have been struck off or placed in liquidation.

2.5	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

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3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$2,500,000 divided into 250,000,000 ordinary shares of par value US$0.01 each.

3.3	The sale and transfer of the Selling Shareholder Offer Shares pursuant to the Selling Shareholder Offering has been duly authorised, and when issued by the Company in accordance with the Directors’ Resolutions and appropriate entries are made in the register of members (shareholders) of the Company, such Selling Shareholder Offer Shares will be legally issued and allotted as fully paid and non-assessable.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

Under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion, the phrase “non-assessable” means, with respect to Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Encl

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